EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Amendment #1 to the Registration Statement of ShiftPixy, Inc. on Form S-3 (File No.333-230682) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated November 28, 2018, with respect to our audits of the consolidated financial statements of ShiftPixy, Inc. as of August 31, 2018 and 2017 and for the years then ended appearing in the Annual Report on Form 10-K of ShiftPixy, Inc. for the year ended August 31, 2018. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

April 29, 2019